Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
Nuveen Churchill Private Capital Income Fund
(Name of Issuer)
Nuveen Churchill Private Capital Income Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$0		$0
Fees Previously Paid	$13,365,641.90 (1)	0.0001102	$1,473.33 (2)
Total Transaction Valuation	$0		$0
Total Fees Due for Filing			$0
Total Fees Previously Paid			$1,473.33
Total Fee Offsets			$—
Net Fee Due			$0

(1)The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (the “Class I Shares”) of Nuveen Churchill Private Capital Income Fund (the “Fund”), based upon the net asset value per Class I Share as of June 30, 2023, of $24.63. This amount is based upon the offer to purchase up to 542,657 Class I Shares, par value $0.001 per share, of the Fund.
(2)Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Nuveen Churchill Private Capital Income Fund	SC TO-I	005-93961	August 31, 2023		$1,473.33

Fee Offset Sources					August 31, 2023		$1,473.33